Exhibit 10.9

Summary of the Loan Agreement between Shenzhen Semidux Technologies Limited and China Everbright Bank Co., Ltd., Shenzhen Branch on October 9, 2023, in the amount of RMB700,170.85.

Main content:

●	Credit term of this loan: one year
●	Borrower: Shenzhen Semidux Technologies Limited
●	Lender: China Everbright Bank Co., Ltd., Shenzhen Branch
●	Loan amount (RMB): RMB700,170.85
●	Purpose of the loan: payment of wages
●	Contract period: October 9, 2023 to October 8, 2024
●	Interest rate: On the quoted interest rate of the loan market, add 125BPs to the quoted interest rate of the loan market, that is, the actual execution annual interest rate of the fixed interest rate loan under this Contract is 4.7%.
●	Rights and obligations of the Lender:

(i)	The Lender has the right to compound interest at the penalty rate for interest that the Borrower fails to pay on time.
(ii)	If the Borrower fails to repay the loan as agreed in this Contract, the Lender shall have the right to charge interest at the overdue penalty interest rate from the date the loan becomes overdue until the Borrower has repaid all the principal and interest of the loan. The overdue penalty interest rate shall be 30% more than the loan interest rate stipulated in Article 5 of this Contract.
(iii)	If the Borrower fails to use the loan in accordance with the agreed purposes of the Contract, the Lender shall have the right to charge interest at the penalty interest rate of misappropriating the loan from the date when the Borrower fails to use the loan in accordance with the agreed purposes hereof until the Borrower has repaid all the principal and interest of the loan. The penalty interest rate for misappropriating the loan shall be 50% more than the loan interest rate stipulated in Article 5 of this Contract.

●	Rights and obligations of the Borrower:

(i)	The Borrower shall only use the loan under this Contract for the turnover of working capital, specifically for payment of wages.
(ii)	The loan under this Contract shall be paid with interest on a monthly basis and the date of payment shall be the 20th day.
(iii)	The interest of the loan under this Contract is calculated on the basis of 360 days per year, from the date the loan is drawn out to the Lender, according to the actual loan amount and the number of days occupied by the Lender’s account.
(iv)	The Borrower shall fully prepare the interest, principal or other amounts due in the current period in the account opened by the Lender at the date of interest settlement or repayment as agreed in this Contract and on the date of interest settlement or repayment as recorded in the IOU/loan voucher, and authorize the Lender to take the initiative to transfer and collect from the Borrower’s account on the agreed date of interest settlement or repayment.
(v)	If the Borrower wishes to repay the loan in advance, it shall submit a written application to the Lender 30 working days in advance and obtain the written consent of the Lender. For the part of early repayment, in addition to calculating the interest rate agreed in this Contract until the early repayment date, 50% of the interest receivable from the early repayment date to the due date shall be charged the penalty for early repayment.

(vi)	If the Borrower is unable to repay the loan under the Contract on time and needs to extend the repayment, it shall formally submit a written application for loan extension to the Lender 30 business days prior to the maturity date of the loan. If approved by the Lender, the two parties shall sign a Loan Extension Contract as a supplement to this Contract.
(vii)	During the validity period of this Contract, the Lender shall have the right to check the use of the loan, and the Borrower shall provide the Lender with information and information as required by the Lender.